Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2013
RESULTS AND PROVIDES OPERATIONAL UPDATE
DALLAS, Texas, August 7, 2013 -- Matador Resources Company (NYSE: MTDR) ("Matador" or the "Company"), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and Delaware Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three and six months ended June 30, 2013. Headlines include the following:

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Oil production of 447,000 Bbl for the quarter ended June 30, 2013, resulting in a year-over-year increase of 57% from 285,000 Bbl produced in the quarter ended June 30, 2012, and a sequential quarterly decrease of 3% from 460,000 Bbl produced in the quarter ended March 31, 2013.

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Oil production of 908,000 Bbl for the six months ended June 30, 2013, a year-over-year increase of 87% from 485,000 Bbl of oil produced in the six months ended June 30, 2012, and a sequential increase of 25% from 729,000 Bbl of oil produced in the six months ended December 31, 2012.

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Oil and natural gas production for the first five months of 2013 averaged 4,825 Bbl per day and 33.8 MMcf per day, respectively, but has increased to an average oil and natural gas production rate for the most recent two months of June and July 2013 of 6,200 Bbl per day and 38.4 MMcf per day, respectively, despite an average of 10% to 12% of total production capacity shut in during the first six months of 2013 as a result of pad drilling and simultaneous fracturing operations.

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Average daily oil equivalent production of 10,739 BOE per day for the six months ended June 30, 2013, consisting of 5,015 Bbl of oil per day and 34.3 MMcf of natural gas per day, a year-over-year BOE increase of 28% from 8,380 BOE per day, consisting of 2,670 Bbl of oil per day and 34.3 MMcf of natural gas per day, for the six months ended June 30, 2012. (See Graphic)

•	Oil and natural gas revenues of $58.2 million for the quarter ended June 30, 2013, a year-over-year increase of 61% from $36.1 million reported for the quarter ended June 30, 2012.

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Oil and natural gas revenues of $117.5 million for the six months ended June 30, 2013, a year-over-year increase of 80% from $65.2 million for the six months ended June 30, 2012, and a sequential increase of 29% from $90.8 million for the six months ended December 31, 2012.

•	Adjusted EBITDA of $40.8 million for the second quarter of 2013, a year-over-year increase of 46% from $27.9 million reported for the second quarter of 2012.

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Adjusted EBITDA of $81.4 million for the six months ended June 30, 2013, a year-over-year increase of 65% from $49.3 million reported for the six months ended June 30, 2012, and a sequential increase of 22% from $66.7 million reported for the six months ended December 31, 2012.

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Total proved oil and natural gas reserves of 38.9 million BOE at June 30, 2013, including 12.1 million Bbl of oil and 160.8 Bcf of natural gas, with a PV-10 of $522.3 million (Standardized Measure of $477.6 million). Proved oil reserves increased 80% to 12.1 million Bbl at June 30, 2013, as compared to 6.7 million Bbl at June 30, 2012, and increased 16%, as compared to 10.5 million Bbl at December 31, 2012.

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Acquired approximately 30,200 gross and 20,700 net acres primarily in Lea and Eddy Counties, New Mexico between January 1 and August 7, 2013, bringing the Company's total acreage position in Southeast New Mexico and West Texas to 46,000 gross and 28,300 net acres.

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Increased the borrowing base to $350.0 million at August 7, 2013 based on the lenders' review of Matador's June 30, 2013 oil and natural gas reserves, up from the previous borrowing base of $280.0 million and compared to $245.0 million in borrowings outstanding at June 30, 2013.

•	Early results from 40-acre and 50-acre downspacing in the Eagle Ford are very encouraging, and the Company plans additional downspaced wells in the fall of 2013.

•	Reaffirmed its 2013 annual guidance as revised upwards on May 8, 2013.

Second Quarter 2013 Financial Results
Joseph Wm. Foran, Matador's Chairman, President and CEO, commented, “Matador enjoyed another excellent quarter in the second quarter of 2013. A step change in production occurred this quarter, as our production averaged 4,825 Bbl of oil per day and 33.8 MMcf of natural gas per day in the first five months of 2013, but has increased to an average of 6,200 Bbl of oil per day and 38.4 MMcf of natural gas per day during the months of June and July. Our average daily production for the second quarter of just over 4,900 Bbl of oil per day and 34.0 MMcf of natural gas per day was slightly ahead of our expectations for the second quarter and was achieved despite the fact that we had only one rig operating in the Eagle Ford area and an average of about 10% to 12% of our production capacity shut-in during the quarter, as we shut in offsetting producing wells to drill and complete other wells on the same leases. This recent production increase provides operational momentum for us in the next six months and beyond. We are also very pleased with the operational progress in frac design, drilling efficiencies and production techniques that we continue to make in our Eagle Ford program. We are especially excited about the early results from our first wells testing downspacing in the Eagle Ford from 80 acres to 40 or 50 acres. For the first six months of 2013, our oil production of 908,000 Bbl, natural gas production of 6.2 Bcf, oil and natural gas revenues of $117.5 million and Adjusted EBITDA of $81.4 million all continue to track above the midpoint of our annual guidance as revised upwards on May 8, 2013.
“Our acreage position in Southeast New Mexico and West Texas continues to grow. Between January 1, 2013 and today, we have added 30,200 gross and 20,700 net acres that we consider to be prospective for multiple oil and liquids rich targets, including the Wolfcamp and Bone Spring plays, bringing our total acreage position in Southeast New Mexico and West Texas to 46,000 gross and 28,300 net acres. We are currently testing several potential completion targets on our first test well and are drilling the horizontal lateral in our second test well, both in Lea County, New Mexico. We expect to have initial results to report from both of these wells, in addition to our next test well to be drilled in Loving County, Texas, in late third quarter or early fourth quarter of 2013. We continue to be excited about this area and anticipate that it will develop into a significant new operating area for Matador.
“The Company is also very pleased to announce the increase in the borrowing base under our revolving credit facility to $350.0 million from $280.0 million, based on our lenders' review of our proved oil and natural gas reserves at June 30, 2013, providing us with over $100.0 million in additional liquidity based on our borrowings outstanding of $245.0 million at June 30, 2013. This increase in our borrowing capacity, along with the increasing cash flows from our oil and natural gas operations, should provide us with the additional capital needed to continue our drilling operations as we may desire in both the Eagle Ford shale in South Texas and in the Delaware Basin in Southeast New Mexico and West Texas throughout the remainder of 2013 and into 2014. This increase in borrowing capacity was primarily attributable to a 23% increase in the PV-10 of our proved oil and natural gas reserves from $423.2 million at December 31, 2012 to $522.3 million at June 30, 2013.”

Production and Revenues
Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012
Oil production increased 57% to approximately 447,000 Bbl of oil, or 4,916 Bbl of oil per day, during the second quarter of 2013, as compared to approximately 285,000 Bbl of oil, or 3,130 Bbl of oil per day, in the second quarter of 2012. This increase in oil production is a direct result of ongoing drilling operations in the Eagle Ford shale, where the Company is currently operating one rig. Average daily oil equivalent production increased to 10,582 BOE per day (46% oil) in the second quarter of 2013 from 8,738 BOE per day (36% oil) during the comparable three-month period of 2012. This marked Matador's third consecutive quarter with average daily oil production in excess of 10,000 BOE per day. Natural gas production remained essentially flat at 3.1 Bcf during both the second quarter of 2013 and 2012, although approximately 31% of the natural gas produced in the second quarter of 2013 was liquids-rich natural gas from the Eagle Ford shale, as compared to only 13% of total natural gas production in the second quarter of 2012. In the second quarter of 2013, the Company's weighted average price realized for its Eagle Ford natural gas production, including the uplift from natural gas liquids (“NGLs”), was approximately $6.38 per Mcf, as compared to approximately $3.39 per Mcf realized for its Haynesville natural gas production.
Total quarterly realized revenues, including realized gain on derivatives, increased 43% to $58.4 million for the three months ended June 30, 2013, as compared to $40.8 million for the three months ended June 30, 2012. Oil and natural gas revenues increased 61% to $58.2 million in the second quarter of 2013 from $36.1 million during the comparable period in 2012. This increase in oil and natural gas revenues includes an increase in oil revenues of $15.2 million and an increase in natural gas revenues of $6.9 million between the respective periods. Oil revenues increased 52% to $44.6 million for the three months ended June 30, 2013, as compared to $29.4 million for the three months ended June 30, 2012. This increase in oil revenues reflects the 57% increase in oil production between the comparable periods, while the increase in natural gas revenues on flat natural gas production between the respective periods reflects the increase in the weighted average natural gas price, including NGLs, realized by Matador to $4.38 per Mcf during the second quarter of 2013 compared to $2.17 per Mcf realized during the second quarter of 2012.
Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012
Oil production increased 87% to approximately 908,000 Bbl of oil, or just over 5,000 Bbl of oil per day, during the first six months of 2013, as compared to approximately 485,000 Bbl of oil, or about 2,670 Bbl of oil per day, during the first six months of 2012. This increase in oil production is attributable to ongoing drilling operations and improvements in frac design and production techniques used in the Eagle Ford shale. Average daily oil equivalent production increased to 10,739 BOE per day (47% oil) during the first half of 2013 from 8,380 BOE per day (32% oil) during the comparable period of 2012. (See Graphic) Natural gas production remained essentially flat at 6.2 Bcf during both the first six months of 2013 and 2012, although a larger percentage of the natural gas produced in the six months ended June 30, 2013 was liquids-rich natural gas from the Eagle Ford shale. Notably, average daily production increased significantly during the second quarter of 2013. For the first five months of 2013, oil and natural gas production averaged 4,825 Bbl of oil per day and 33.8 MMcf of natural gas per day. During June and July, however, average daily production increased to 6,200 Bbl of oil per day and 38.4 MMcf of natural gas per day. The Company expects average daily oil production to increase in the second half of 2013, as compared to the first six months of 2013, but the Company also expects to experience some variability in its production for the foreseeable future due to pad drilling, simultaneous fracturing operations and changes in the number and location of the rigs it has working in the Delaware Basin and the Eagle Ford shale.
Total realized revenues, including realized gain on derivatives, increased 62% to $118.1 million for the six months ended June 30, 2013, as compared to $73.0 million for the six months ended June 30, 2012. Oil and natural gas revenues increased 80% to $117.5 million during the first six months of 2013 from $65.2 million during the comparable period in 2012. This increase in oil and natural gas revenues included an increase in oil revenues of $42.3 million and an increase in natural gas revenues of $9.9 million between the respective periods. Oil revenues increased 83% to $93.3 million for the six months ended June 30, 2013, as compared to $51.0 million for the six months ended June 30, 2012. Natural gas revenues increased 70% to $24.2 million for the six months ended June

30, 2013, as compared to $14.3 million for the six months ended June 30, 2012. Most of this increase in natural gas revenues reflects the increase in realized natural gas prices and the increased percentage of liquids-rich natural gas from the Eagle Ford shale produced over the course of the last year as noted above.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, increased 46% to $40.8 million for the three months ended June 30, 2013, as compared to $27.9 million for the three months ended June 30, 2012. Sequentially, Adjusted EBITDA increased slightly, as compared to $40.7 million reported for the first quarter of 2013, and is expected to increase in the third and fourth quarters in accordance with the Company's guidance. Adjusted EBITDA increased 65% to $81.4 million for the six months ended June 30, 2013, as compared to $49.3 million during the comparable period in 2012.
For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
Proved Reserves and PV-10
At June 30, 2013, Matador's estimated total proved oil and natural gas reserves were 38.9 million BOE, including 12.1 million Bbl of oil and 160.8 Bcf of natural gas (26.8 million BOE), with a PV-10 of $522.3 million (Standardized Measure of $477.6 million). At December 31, 2012, estimated total proved oil and natural gas reserves were 23.8 million BOE, including 10.5 million Bbl of oil and 80.0 Bcf of natural gas, with a PV-10 of $423.2 million (Standardized Measure of $394.6 million), and at June 30, 2012, estimated total proved reserves were 19.1 million BOE, including 6.7 million Bbl of oil and 73.9 Bcf of natural gas, with a PV-10 of $303.4 million (Standardized Measure of $281.5 million). Proved oil reserves increased 80% to 12.1 million Bbl at June 30, 2013, as compared to 6.7 million Bbl at June 30, 2012, and increased 16%, as compared to 10.5 million Bbl at December 31, 2012.
The unweighted arithmetic average of first-day-of-the-month natural gas prices required to be used to estimate natural gas reserves at June 30, 2013 increased to $3.444 per MMBtu as compared to $2.757 per MMBtu at December 31, 2012 and $3.146 per MMBtu at June 30, 2012. As a result of the improvement in natural gas prices over the past year, Matador added approximately 80.1 Bcf (13.3 million BOE) of proved undeveloped natural gas reserves in the Haynesville shale in Northwest Louisiana to its total proved reserves at June 30, 2013. The Company had removed a large portion of these proved undeveloped natural gas reserves from its estimated total proved reserves at June 30, 2012, because the natural gas price required to be used to estimate natural gas reserves at June 30, 2012 had declined to $3.146 per MMBtu, a level at which the natural gas volumes associated with almost all of the Company's identified Haynesville shale locations could no longer be classified as proved undeveloped reserves. The reserves estimates in all periods presented were prepared by the Company's engineering staff and audited by Netherland, Sewell & Associates, Inc., independent reservoir engineers.
For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
Net Income (Loss)
For the quarter ended June 30, 2013, Matador reported a net income of approximately $25.1 million and earnings of $0.45 per common share, as compared to a net loss of approximately $6.7 million and a loss of $0.12 per common share for the quarter ended June 30, 2012. The Company's earnings per share for the quarter ended June 30, 2013 were favorably impacted by a non-cash unrealized gain on derivatives of $7.5 million and the fact that no deferred income tax expense was recorded for the three months ended June 30, 2013, as the Company retains a full valuation allowance against its net deferred tax assets at June 30, 2013.
For the six months ended June 30, 2013, Matador reported a net income of approximately $9.6 million and earnings of $0.17 per common share compared to a net loss of approximately $2.9 million and a loss of $0.06 per common share for the six months ended June 30, 2012. For the six months ended June 30, 2013, the Company's earnings per share were favorably impacted by a non-cash unrealized gain on derivatives of $2.7 million, but unfavorably impacted by a non-cash full-cost ceiling impairment charge to operations of $21.2 million recorded during the first quarter of 2013.
Sequential Financial Results

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Oil production decreased 3% to approximately 447,000 Bbl, or about 4,900 Bbl of oil per day in the second quarter of 2013 from approximately 460,000 Bbl, or about 5,100 Bbl of oil per day, in the first quarter of 2013. The Company had an average of about 10% to 12% of its productive capacity shut-in during the second quarter of 2013, as it shut in offsetting producing wells to drill and complete other wells in the Eagle Ford shale on its leases.

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Oil production increased 25% to approximately 908,000 Bbl, or about 5,000 Bbl of oil per day, for the six months ended June 30, 2013, as compared to 729,000 Bbl of oil produced in the six months ended December 31, 2012.

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Oil and natural gas revenues decreased 2% to $58.2 million in the second quarter of 2013 from $59.3 million in the first quarter of 2013. The Company realized an oil price of $99.77 per Bbl and a natural gas price of $4.38 per Mcf during the second quarter of 2013, as compared to $105.72 per Bbl and $3.41 per Mcf, respectively, during the first quarter of 2013.

•	Oil and natural gas revenues increased 29% to $117.5 million for the six months ended June 30, 2013, as compared to $90.8 million for the six months ended December 31, 2012.

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Adjusted EBITDA increased slightly to $40.8 million in the second quarter of 2013, as compared to $40.7 million reported in the first quarter of 2013, as improvements in lease operating expenses and general and administrative expenses offset the small decline in oil and natural gas revenues during the second quarter of 2013.

•	Adjusted EBITDA increased 22% to $81.4 million for the six months ended June 30, 2013, as compared to $66.7 million for the six months ended December 31, 2012.

Operating Expenses Update
Production Taxes and Marketing
Production taxes and marketing expenses increased to $4.5 million (or $4.62 per BOE) for the three months ended June 30, 2013 from $2.6 million (or $3.29 per BOE) for the three months ended June 30, 2012. This increase was primarily due to the increase in oil and natural gas revenues of approximately 61% during the three months ended June 30, 2013, as compared to the three months ended June 30, 2012. The majority of this increase was attributable to production taxes associated with the large increase in oil production and associated oil revenues during the three months ended June 30, 2013 resulting from drilling operations in the Eagle Ford shale in South Texas.
Lease Operating Expenses (“LOE”)
Lease operating expenses increased to $10.1 million (or $10.53 per BOE) from $6.4 million (or $8.02 per BOE) for the three months ended June 30, 2012. The increase in LOE was primarily attributable to the overall increase in oil production and the higher lifting costs associated with oil production between the two comparable periods, as well as to the increased percentage of oil being produced, which was 46% of total production by volume in the second quarter of 2013, as compared to 36% of total production by volume in the second quarter of 2012. Sequentially, LOE improved from $10.9 million (or $11.11 per BOE) for the three months ended March 31, 2013 to $10.1 million (or $10.53 per BOE). Most of these cost savings were attributable to the Company's efforts to minimize the use of rental flowback equipment to test newly-completed wells during the second quarter of 2013.

Depletion, depreciation and amortization (“DD&A”)
Depletion, depreciation and amortization expenses increased slightly to $20.2 million (or $21.01 per BOE) for the three months ended June 30, 2013 from $19.9 million (or $25.04 per BOE) for the three months ended June 30, 2012. DD&A expenses decreased on a unit-of-production basis between the comparable periods to $21.01 per BOE from $25.04 per BOE despite an increase of approximately 21% in the Company's total oil and natural gas production to approximately 963,000 BOE from 795,000 BOE during the comparable periods. This decrease was primarily attributable to the 104% increase in Matador's proved oil and natural gas reserves to 38.9 million BOE at June 30, 2013 from 19.1 million BOE at June 30, 2012. As a result of the improvement in natural gas prices during the past year, the Company added approximately 80.1 Bcf (13.3 million BOE) of proved undeveloped natural gas reserves in the Haynesville shale in Northwest Louisiana to its total proved reserves at June 30, 2013. The Company had removed a large portion of these proved undeveloped natural gas reserves from its total proved reserves at June 30, 2012, due to the sharp decline in natural gas prices experienced in the twelve-month period prior to June 30, 2012. Proved undeveloped natural gas reserves were 103.0 Bcf at June 30, 2013, as compared to 20.0 Bcf at June 30, 2012. Matador has also increased its oil reserves by 16% since December 31, 2012 to 12.1 million Bbl of oil at June 30, 2013 from 10.5 million Bbl of oil at December 31, 2012.
General and administrative (“G&A”)
Total general and administrative expenses remained essentially flat at $4.1 million (or $4.31 per BOE) for the three months ended June 30, 2013, as compared to $4.1 million (or $5.15 per BOE) for the three months ended June 30, 2012, while G&A unit costs declined from $5.15 per BOE to $4.31 per BOE between the comparable periods due primarily to increasing economies of scale. G&A expenses included an increase in stock-based compensation costs of $0.8 million for the three months ended June 30, 2013, as compared to the three months ended June 30, 2012. This increase in stock-based compensation expense is attributable to the continued vesting of awards granted in 2012 and 2013, as well as the increased fair value of liability-based stock options, which is attributable to the increase in the Company's stock price from $10.74 per share as of June 30, 2012 to $11.98 per share as of June 30, 2013. G&A expenses for the three months ended June 30, 2013 were also impacted by the capitalization of approximately $1.0 million in administrative overhead charges associated with the construction of permanent production facilities on certain of the Company's Eagle Ford properties in South Texas.
Operations Update
During the first six months of 2013, Matador's operations were focused primarily on the exploration and development of its Eagle Ford shale properties in South Texas. During the six months ended June 30, 2013, the Company completed and began producing oil and natural gas from 11 gross (11.0 net) operated and 2 gross (0.8 net) non-operated Eagle Ford shale wells. Matador also participated in 5 gross (0.4 net) non-operated Haynesville shale wells in Northwest Louisiana and one non-operated test of the Buda formation in South Texas (approximately 21% working interest).
Matador had two contracted drilling rigs operating continuously during the six months ended June 30, 2013. During the first quarter of 2013, both of these rigs were operating in the Eagle Ford shale in South Texas, and all of the Company's operated drilling and completion activities were focused on the Eagle Ford shale in that area. In late April 2013, the Company moved one of these contracted drilling rigs to Southeast New Mexico to begin a three-well exploration program testing portions of its leasehold position in the Delaware Basin in Southeast New Mexico and West Texas. As these are the first wells Matador is drilling in this area, the Company expects to collect additional well log, core and other petrophysical data on these initial test wells. As a result, these wells are expected to take longer to drill and complete and will cost more than the Company anticipates for subsequent wells once it begins development drilling in this area. At August 7, 2013, the Company was testing potential completion intervals on its first well (Ranger 12 State #1) and was drilling its second well (Ranger 33 State Com #1H), both in Lea County, New Mexico. Matador drilled vertical pilot holes through the Wolfcamp formation on both of its initial test wells in Lea County, collecting detailed well logs and either full core or sidewall cores from zones of interest. Both wells appear to have multiple zones of interest. The Company is evaluating several of these potential completion intervals in the Ranger 12 State #1 well in the vertical hole prior to selecting a horizontal target.

Matador is currently drilling a horizontal lateral in the Second Bone Spring sand in the Ranger 33 State Com #1H well. The Company expects to report initial results from both wells, in addition to its next test well to be drilled in Loving County, Texas, in late third quarter or early fourth quarter of 2013.
During the three months ended June 30, 2013 specifically, Matador completed and began producing oil and natural gas from 7 gross (7.0 net) operated and 2 gross (0.8 net) non-operated Eagle Ford shale wells. The Company completed three operated Eagle Ford shale wells (100% working interest (WI), 75% net revenue interest (NRI)) on its Cowey lease in DeWitt County, Texas and four wells on its Martin Ranch lease (100% WI, 75% NRI) in Northeast LaSalle County, Texas. The Company also completed and began producing oil and natural gas from 2 gross (0.8 net) non-operated Eagle Ford shale wells (50.4% WI and 26.6% WI, respectively) on its Troutt leasehold in central LaSalle County. Matador also participated in 3 gross (0.4 net) non-operated Haynesville shale wells in Northwest Louisiana. The two non-operated Troutt wells began producing in early May 2013, the three wells on the Cowey lease began producing in mid-May 2013 and the four Martin Ranch wells began producing at the first of June 2013. As a result, these wells did not contribute fully to the Company's second quarter production volumes. Furthermore, these seven operated wells were the first Eagle Ford shale wells placed on production since early February 2013. In addition, Matador had up to 20% of its total production shut in at various times during the second quarter of 2013, averaging about 10% to 12% of total production capacity shut in during the quarter, as the Company shut in offsetting producing wells while completing and conducting fracturing operations on these new wells.
Matador's average daily oil production for the first six months of 2013 was just over 5,000 Bbl of oil per day. Since June 1, 2013, however, most of the shut-in wells have been returned to production along with the recently completed wells, and, as a result, the Company's exit rate at June 30, 2013 was approximately 6,000 Bbl of oil per day. In fact, Matador has averaged 6,200 Bbl of oil per day during the months of June and July 2013. In addition, following the completion of the three new wells on its Cowey lease in DeWitt County, Texas, the Company's natural gas production has increased to an average of approximately 38.4 MMcf of natural gas per day during June and July, as compared to 33.8 MMcf per day for the first five months of the year. The Company continues to be very pleased with its operational progress in frac design, drilling efficiencies and production techniques in its Eagle Ford program. From a production viewpoint, Matador believes that its artificial lift program, and particularly the early use of gas lift in its Eagle Ford wells, has kept many of these wells flowing at higher rates for a longer period of time prior to the installation of rod pumping. The Company plans to continue its use of gas lift on future Eagle Ford wells.
During the second quarter of 2013, Matador completed its first 40-acre test well, the Martin Ranch #35H, on its Martin Ranch leasehold in northeast LaSalle County. On a 24-hour initial potential test following completion, the well flowed at an average rate of 464 Bbl of oil per day at 1,450 psi surface pressure on a 14/64-in choke, quite comparable to other recently completed wells on the Company's Martin Ranch lease, and in keeping with its practice of flowing back its newly-completed wells on smaller chokes to preserve and manage bottomhole pressure to try and improve long-term well performance and ultimate recoveries. During its first sixty days, this 40-acre offset well's performance is in line with the Company's expectations and is still averaging about 300 Bbl of oil per day. The Company is pleased with these early results from the Martin Ranch #35H and expects to drill additional 40-acre tests on its Martin Ranch and Northcut leases later in the year.
Matador completed three new wells at about 50-acre spacing on its Sickenius lease in Karnes County in July. On 24-hour initial potential tests following completion, these wells flowed at average rates of between 580 and 850 Bbl of oil per day at 2,500 to 3,000 psi surface pressure on 14/64-in chokes. The Company is also very encouraged by the initial performance of these downspaced wells, and plans to drill 40-acre infill wells on its nearby Danysh and Pawelek leases in Karnes County beginning this fall.
Acreage Acquisitions
Matador began the year with approximately 15,900 gross and 7,600 net acres in Southeast New Mexico and West Texas. Between January 1 and August 7, 2013, Matador has acquired an additional 30,200 gross and 20,700 net acres in this area, primarily in Lea and Eddy Counties, New Mexico. Including these acreage acquisitions, at

August 7, 2013, Matador's total acreage position in Southeast New Mexico and West Texas is approximately 46,000 gross and 28,300 net acres, of which the Company considers 38,300 gross and 26,300 net acres to be prospective for multiple oil and liquids-rich targets, including the Wolfcamp and Bone Spring plays. Matador expects to continue adding to its leasehold position in Southeast New Mexico and West Texas throughout the remainder of 2013.
Liquidity Update
At June 30, 2013, Matador had cash and certificates of deposits totaling approximately $5.2 million, the borrowing base under its Credit Agreement was $280.0 million, and the Company had $245.0 million of outstanding long-term borrowings and approximately $1.2 million in outstanding letters of credit. These borrowings bore interest at an effective interest rate of 3.6% per annum. From July 1, 2013 through August 7, 2013, Matador borrowed an additional $15.0 million under its Credit Agreement to finance a portion of its working capital requirements and capital expenditures and the acquisition of additional leasehold interests in Southeast New Mexico.
On August 7, 2013, the borrowing base under the Company's Credit Agreement was increased to $350.0 million from $280.0 million, based on its lenders' review of Matador's proved oil and natural gas reserves at June 30, 2013. At August 7, 2013, the Company had $260.0 million of outstanding borrowings and approximately $1.2 million in outstanding letters of credit. Matador will use this additional borrowing capacity, along with its estimated cash flows from operations, to fund its drilling operations and for the acquisition of additional leasehold primarily in South Texas and Southeast New Mexico and West Texas.
Effective May 8, 2013, Matador increased its capital expenditure budget for 2013 from $310.0 million to $325.0 million, anticipating the acquisition of additional leasehold interests throughout 2013 above what had been originally budgeted, particularly in Southeast New Mexico and West Texas. The Company also plans to maintain leasing efforts in the Eagle Ford play and the Haynesville play as opportunities arise. Through June 30, 2013, the Company's capital expenditures were $168.6 million, or approximately 52% of its 2013 capital expenditure budget of $325.0 million.
Hedging Positions
From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity. At August 7, 2013, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2013.

•	Approximately 0.9 million Bbl of oil at a weighted average floor price of $88/Bbl and a weighted average ceiling price of $106/Bbl.

•	Approximately 3.3 Bcf of natural gas at a weighted average floor price of $3.19/MMBtu and a weighted average ceiling price of $4.45/MMBtu.

•	Approximately 4.2 million gallons of natural gas liquids at a weighted average price of $1.21/gallon.

At August 7, 2013, Matador also had the following hedges in place, in the form of costless collars and swaps, for 2014.

•	Approximately 2.1 million Bbl of oil at a weighted average floor price of $88/Bbl and a weighted average ceiling price of $99/Bbl.

•	Approximately 8.4 Bcf of natural gas at a weighted average floor price of $3.32/MMBtu and a weighted average ceiling price of $5.15/MMBtu.

•	Approximately 3.7 million gallons of natural gas liquids at a weighted average price of $1.44/gallon.

2013 Guidance Affirmation
Matador reaffirms the full year 2013 guidance as revised upwards on May 8, 2013 for (1) estimated capital spending of $325.0 million, (2) estimated total oil production of 1.8 to 2.0 million Bbl, (3) estimated total natural gas production of 11.0 to 12.0 billion cubic feet, (4) estimated oil and natural gas revenues of $220.0 to $240.0 million and (5) estimated Adjusted EBITDA of $155.0 to $175.0 million.
In reaffirming its annual guidance metrics, Matador cautions that production and financial results in future periods are likely to be uneven and subject to various operating conditions and operating practices followed by Matador. The Company will continue drilling and completing multiple Eagle Ford shale wells from single pads from time to time and will also continue its practice of shutting in producing wells while it conducts hydraulic fracturing operations on the multi-well pads. The Company also believes it is necessary to shut in certain of Matador's wells at times when offsetting operators are completing and fracturing their wells and in carefully managing bottomhole pressure with restricted chokes and pressure buildups in anticipation of the fracturing of offset wells. Matador believes that these operational practices are leading to better overall well performance, improved ultimate recoveries and operational efficiencies that are reducing costs by as much as $250,000 per well, all resulting in improved well economics.
At August 7, 2013, the Company is tracking above the midpoint of its current 2013 estimated oil production guidance of 1.8 to 2.0 million barrels, which represents a significant year-over-year increase in oil production of 50% to 67%, as compared to the 1.2 million barrels of oil produced in 2012. At August 7, 2013, the Company anticipates that both third and fourth quarter oil production volumes will exceed those reported during each of the first and second quarters of 2013; however, the Company currently anticipates that third quarter oil production may exceed fourth quarter oil production by as much as 10% due to the Company's split drilling schedule between the Eagle Ford in South Texas and the Delaware Basin in Southeast New Mexico and West Texas and the need to shut in a number of offsetting producing wells during completion operations in the Eagle Ford scheduled for the fourth quarter of 2013 in order to continue to take advantage of pad drilling and simultaneous fracturing opportunities and to test the efficacy of 40-acre well spacing.
Conference Call Information
The Company will host a conference call on Thursday, August 8, 2013, at 9:00 a.m. Central Time to discuss the second quarter 2013 financial and operational results. To access the conference call, domestic participants should dial (877) 703-6104 and international participants should dial (857) 244-7303. The participant passcode is 81939286. The conference call will also be available through the Company's website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. Domestic participants accessing the telephonic replay should dial (888) 286-8010 and international participants should dial (617) 801-6888. The participant passcode is 44672879. The replay for the event will also be available on the Company's website at www.matadorresources.com through Friday, August 30, 2013.
About Matador Resources Company
Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.
For more information, visit Matador Resources Company at www.matadorresources.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-

looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; our ability to execute our business plan, including whether our drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute our business plan, including from future cash flows, increases in our borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash	$5,105	$2,095
Certificates of deposit	61	230
Accounts receivable
Oil and natural gas revenues	25,193	24,422
Joint interest billings	1,792	4,118
Other	766	974
Derivative instruments	3,978	4,378
Lease and well equipment inventory	597	877
Prepaid expenses	1,318	1,103
Total current assets	38,810	38,197
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	912,618	763,527
Unproved and unevaluated	168,275	149,675
Other property and equipment	28,428	27,258
Less accumulated depletion, depreciation and amortization	(419,066)	(349,370)
Net property and equipment	690,255	591,090
Other assets
Derivative instruments	3,459	771
Deferred income taxes	510	411
Other assets	1,677	1,560
Total other assets	5,646	2,742
Total assets	$734,711	$632,029
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$35,959	$28,120
Accrued liabilities	48,512	59,179
Royalties payable	6,335	6,541
Derivative instruments	257	670
Advances from joint interest owners	—	1,515
Income taxes payable	78	—
Deferred income taxes	510	411
Other current liabilities	87	56
Total current liabilities	91,738	96,492
Long-term liabilities
Borrowings under Credit Agreement	245,000	150,000
Asset retirement obligations	5,881	5,109
Other long-term liabilities	2,067	1,324
Total long-term liabilities	252,948	156,433
Shareholders' equity
Common stock - $0.01 par value, 80,000,000 shares authorized; 57,139,755 and 56,778,718 shares issued; and 55,837,912 and 55,577,667 shares outstanding, respectively	571	568
Additional paid-in capital	405,614	404,311
Retained deficit	(5,395)	(15,010)
Treasury stock, at cost, 1,301,843 and 1,201,051 shares, respectively	(10,765)	(10,765)
Total shareholders' equity	390,025	379,104
Total liabilities and shareholders' equity	$734,711	$632,029

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Oil and natural gas revenues	$58,179	$36,078	$117,498	$65,242
Realized gain on derivatives	254	4,713	646	7,776
Unrealized gain on derivatives	7,526	15,114	2,701	11,844
Total revenues	65,959	55,905	120,845	84,862
Expenses
Production taxes and marketing	4,451	2,619	8,548	4,783
Lease operating	10,140	6,375	21,040	11,020
Depletion, depreciation and amortization	20,234	19,913	48,466	31,119
Accretion of asset retirement obligations	80	58	161	111
Full-cost ceiling impairment	—	33,205	21,229	33,205
General and administrative	4,149	4,093	8,751	7,882
Total expenses	39,054	66,263	108,195	88,120
Operating income (loss)	26,905	(10,358)	12,650	(3,258)
Other income (expense)
Net loss on asset sales and inventory impairment	(192)	(60)	(192)	(60)
Interest expense	(1,609)	(1)	(2,880)	(309)
Interest and other income	47	30	115	103
Total other expense	(1,754)	(31)	(2,957)	(266)
Income (loss) before income taxes	25,151	(10,389)	9,693	(3,524)
Income tax provision (benefit)
Current	32	—	78	—
Deferred	—	(3,713)	—	(649)
Total income tax provision (benefit)	32	(3,713)	78	(649)
Net income (loss)	$25,119	$(6,676)	$9,615	$(2,875)
Earnings (loss) per common share
Basic
Class A	$0.45	$(0.12)	$0.17	$(0.06)
Class B	$—	$—	$—	$0.07
Diluted
Class A	$0.45	$(0.12)	$0.17	$(0.06)
Class B	$—	$—	$—	$0.07
Weighted average common shares outstanding
Basic
Class A	55,839	55,271	55,729	52,434
Class B	—	—	—	210
Total	55,839	55,271	55,729	52,644
Diluted
Class A	55,937	55,271	55,819	52,434
Class B	—	—	—	210
Total	55,937	55,271	55,819	52,644

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2013	2012
Operating activities
Net income (loss)	$9,615	$(2,875)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities
Unrealized gain on derivatives	(2,701)	(11,844)
Depletion, depreciation and amortization	48,466	31,119
Accretion of asset retirement obligations	161	111
Full-cost ceiling impairment	21,229	33,205
Stock-based compensation expense	1,524	(172)
Deferred income tax provision	—	(649)
Loss on asset sales and inventory impairment	192	60
Changes in operating assets and liabilities
Accounts receivable	1,763	(2,761)
Lease and well equipment inventory	280	(98)
Prepaid expenses	(215)	(385)
Other assets	(117)	59
Accounts payable, accrued liabilities and other current liabilities	4,615	1,687
Royalties payable	(206)	3,642
Advances from joint interest owners	(1,515)	—
Income taxes payable	78	—
Other long-term liabilities	743	427
Net cash provided by operating activities	83,912	51,526
Investing activities
Oil and natural gas properties capital expenditures	(173,989)	(134,425)
Expenditures for other property and equipment	(2,081)	(3,521)
Purchases of certificates of deposit	(61)	(266)
Maturities of certificates of deposit	230	1,335
Net cash used in investing activities	(175,901)	(136,877)
Financing activities
Repayments of borrowings under Credit Agreement	—	(123,000)
Borrowings under Credit Agreement	95,000	70,000
Proceeds from issuance of common stock	—	146,510
Swing sale profit contribution	—	24
Cost to issue equity	—	(11,599)
Proceeds from stock options exercised	—	2,660
Taxes paid related to net share settlement of stock-based compensation	(1)	—
Payment of dividends - Class B	—	(96)
Net cash provided by financing activities	94,999	84,499
Increase (decrease) in cash	3,010	(852)
Cash at beginning of period	2,095	10,284
Cash at end of period	$5,105	$9,432

Matador Resources Company and Subsidiaries
SELECTED OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Production Volumes:(1)
Oil (MBbl)	447	285	908	485
Natural gas (Bcf)	3.1	3.1	6.2	6.2
Total oil equivalent (MBOE)(2),(3)	963	795	1,944	1,525
Average daily production (BOE/d)(3)	10,582	8,738	10,739	8,380
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$99.26	$105.82	$102.27	$106.54
Oil, without realized derivatives (per Bbl)	$99.77	$103.29	$102.78	$105.06
Natural gas, with realized derivatives (per Mcf)	$4.53	$3.48	$4.07	$3.42
Natural gas, without realized derivatives (per Mcf)	$4.38	$2.17	$3.89	$2.29
Operating Expenses (per BOE):
Production taxes and marketing	$4.62	$3.29	$4.40	$3.14
Lease operating	$10.53	$8.02	$10.82	$7.23
Depletion, depreciation and amortization	$21.01	$25.04	$24.93	$20.40
General and administrative	$4.31	$5.15	$4.50	$5.17

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) Thousands of barrels of oil equivalent.
(3) Estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

SELECTED ESTIMATED PROVED RESERVES DATA - UNAUDITED

	At June 30,(1)	At December 31,(1)	At June 30,(1)
	2013	2012	2012
Estimated proved reserves:(2)
Oil (MBbl)	12,128	10,485	6,728
Natural Gas (Bcf)	160.8	80.0	73.9
Total (MBOE)(3)	38,931	23,819	19,052
Estimated proved developed reserves:
Oil (MBbl)	6,591	4,764	3,133
Natural Gas (Bcf)	57.8	54.0	54.0
Total (MBOE)(3)	16,221	13,771	12,130
Percent developed	41.7%	57.8%	63.7%
Estimated proved undeveloped reserves:
Oil (MBbl)	5,537	5,721	3,595
Natural Gas (Bcf)	103.0	26.0	20.0
Total (MBOE)(3)	22,710	10,048	6,922
PV-10 (in millions)	$522.3	$423.2	$303.4
Standardized Measure (in millions)	$477.6	$394.6	$281.5

(1) Numbers in table may not total due to rounding.
(2) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(3) Thousands of barrels of oil equivalent, estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended			Six Months Ended
(In thousands)	June 30,	March 31,	June 30,	June 30,	December 31,	June 30,
	2013	2013	2012	2013	2012	2012
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss)	$25,119	$(15,505)	$(6,676)	$9,615	$(30,385)	$(2,875)
Interest expense	1,609	1,271	1	2,880	693	309
Total income tax provision (benefit)	32	46	(3,713)	78	(781)	(649)
Depletion, depreciation and amortization	20,234	28,232	19,914	48,466	49,335	31,119
Accretion of asset retirement obligations	80	81	58	161	145	111
Full-cost ceiling impairment	—	21,230	33,205	21,229	30,270	33,205
Unrealized (gain) loss on derivatives	(7,526)	4,825	(15,114)	(2,701)	16,646	(11,844)
Stock-based compensation expense	1,032	492	191	1,524	311	(172)
Net loss on asset sales and inventory impairment	192	—	60	192	425	60
Adjusted EBITDA	$40,772	$40,672	$27,926	$81,444	$66,659	$49,264

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	December 31,	June 30,
	2013	2013	2012	2013	2012	2012

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$51,684	$32,229	$46,416	$83,912	$72,702	$51,526
Net change in operating assets and liabilities	(12,553)	7,126	(18,491)	(5,426)	(6,736)	(2,571)
Interest expense	1,609	1,271	1	2,880	693	309
Current income tax provision	32	46	—	78	—	—
Adjusted EBITDA	$40,772	$40,672	$27,926	$81,444	$66,659	$49,264

PV-10
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company's properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies' properties without regard to the specific tax characteristics of such entities. The PV-10 at June 30, 2013, December 31, 2012 and June 30, 2012 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves. The discounted future income taxes at June 30, 2013, December 31, 2012 and June 30, 2012 were, in millions, $44.7, $28.6 and $21.9, respectively.

Matador's Production Growth
Average Daily Production, BOE/day
12,000
10,000
8,000
6,000
4,000
2,000
0
1,506
2,285
3,926
7,049
9,000
10,739
2008
2009
2010
2011
2012
Six Months 2013